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                                                                Exhibit 99(c)(7)

                                                                  EXECUTION COPY


                    JOINT DEVELOPMENT AND LICENSE AGREEMENT

     This LICENSE AGREEMENT is made and effective as of March 18, 1998 ("Effective Date") by and between MOTOROLA, INC., a Delaware corporation ("Motorola"), having a principal place of business at 1303 E. Algonquin Schaumburg, IL 60614, and NETSPEAK CORPORATION, a Florida corporation ("NetSpeak"), having a principal place of business at 902 Clint Moore Road, Suite 104, Boca Raton, Florida 33407.

     WHEREAS, MOTOROLA seeks to accelerate its efforts in developing products for communications (including voice, fax, video, audio, and data) over Internet Protocol (IP) networks, particularly RF communications networks.

     WHEREAS, NetSpeak seeks to work with Motorola to manufacture and distribute NetSpeak's IP communications software and hardware products.

     NOW THEREFORE, in consideration of the mutual covenants, representations and warranties, and subject to the terms and conditions contained herein, the parties agree as follows:

     This Agreement consists of the attached Basic Terms and Conditions, including the Exhibits attached thereto (collectively, the "AGREEMENT").

     All capitalized terms contained herein shall have the meaning set forth in Exhibit A, attached hereto, unless otherwise defined in the main text of this Agreement.

1.   GRANT OF RIGHTS.

1.1 EXCLUSIVE LICENSE GRANT TO CREATE AND REPRODUCE RF PRODUCTS. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a non-transferable, perpetual, Exclusive, royalty-bearing (as described in Section 7 hereto) world-wide right and license under NetSpeak's Intellectual Property to:

     (a) modify or have modified, or have made, the NetSpeak Products to create RF Products;

     (b) use, reproduce, have reproduced, market, have marketed, perform, display, import, have imported, export, have exported, distribute and have distributed (bundled or unbundled), license and sublicense through multiple tiers of distribution, the RF Products; provided, however that to the extent such RF Products constitute software, such RF Products shall be licensed or distributed in Object Code form only.

1.2 EXCLUSIVE LICENSE GRANT TO MANUFACTURE AND SELL RF PRODUCTS. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a non-transferable, perpetual, Exclusive, royalty-bearing (as described in Section 7 hereto) world-wide
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right and license under NetSpeak's Intellectual Property to:

     (a) manufacture or have manufactured the RF Products;

     (b) use, sell, offer for sale, have sold or otherwise distribute, through multiple tiers of distribution, license or sublicense the RF Products; provided, however that to the extent such RF Products constitute software, the software components of such RF Products shall be licensed or distributed in Object Code form only.

1.3 EXCLUSIVE LICENSE GRANT FOR NETSPEAK COMMUNICATION PROTOCOL MODULE IN RF FIELDS. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a non-transferable, perpetual, Exclusive, royalty free, world-wide right and license under NetSpeak's Intellectual Property to use, reproduce, have reproduced, and modify or have modified, the Source Code of the NetSpeak Communication Protocol Module, including all future Updates and Upgrades, to create RF Products and to distribute such RF Products and to copy, have copied, perform, use, display, license, sublicense and distribute, through multiple tiers of distribution, in Object Code form, the RF Products.

1.4 NON-EXCLUSIVE LICENSE GRANT. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a non-exclusive, royalty-bearing (as described in Section 7 hereto), worldwide right and license under NetSpeak's Intellectual Property to:

     (a) make, have made, use, reproduce, have reproduced, market, have marketed, perform, display, sell, have sold, import, have imported, export, have exported, distribute and have distributed (bundled or unbundled), license and sublicense, or otherwise transfer, through multiple tiers of distribution, the NetSpeak Products; provided, however that to the extent such NetSpeak Products constitute software, such NetSpeak Products shall be sold or distributed in Object Code form only;

     (b) modify or have modified the NetSpeak Products to create Derivative Works (other than as set forth in Section 1.1(a));

     (c) use the Source Code of the NetSpeak Software to make or have made Derivative Works, alterations or modifications thereof;

     (d) to copy, have copied, perform, use, display, license, sublicense and distribute, through multiple tiers of distribution, in Object Code form, the NetSpeak Software and Derivative Works of the NetSpeak Software.

1.5 NON-EXCLUSIVE LICENSE GRANT. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a non-transferable, perpetual, non-exclusive, royalty-bearing (as described in Section 7 hereto), world-wide right and license under NetSpeak's Intellectual Property to use, reproduce, have reproduced, and modify or have modified, the Source Code of the NetSpeak Communication Protocol Module, including all future Updates and Upgrades,

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to create Derivative Works, and to distribute such Derivative Works and to copy, have copied, perform, use, display, license, sublicense and distribute, through multiple tiers of distribution, in Object Code form, the Derivative Works; provided, however, the foregoing license shall not be royalty-bearing to the extent any such Derivative Work is incorporated into any other product as to which Motorola pays NetSpeak a royalty in connection with the license grants set forth in Sections 1.1, 1.2 or 1.4.

1.6 NON-EXCLUSIVE DOCUMENTATION LICENSE GRANT. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a royalty-free, nontransferable, non-exclusive, sub-licensable, world-wide right and license under NetSpeak's Intellectual Property to the Documentation; to use, reproduce, have reproduced, perform, display, modify, have modified, market, have marketed, translate, have translated or otherwise localize, sell, have sold, import, export, distribute and/or have distributed the Documentation, including the right to include any Documentation on any CD-ROM or diskette, in electronic form, in place of hard copy of the same.

1.7 EXCLUSIVITY COVENANT. For purposes of clarifying the Exclusive grants to Motorola under Sections 1.1, 1.2 and 1.3, NetSpeak has no rights to directly or indirectly license, sublicense (or otherwise deal with) any third party (including, but not limited to, through joint development, development of Derivative Works or the integration of generally available products) in the Exclusive Field; provided that the foregoing shall not limit the right of NetSpeak to distribute generally available NetSpeak Products through current or future indirect channels of distribution and provide customary end-user licenses in connection therewith; provided, further that NetSpeak shall not be in violation of the foregoing to the extent it directly licenses, or otherwise directly deals with a third party for joint development, development of Derivative Works, or the integration of generally available products so long as the actual or intended use of the results of such joint development, development of Derivative Works or integration of generally available products does not include RF wireless links to end-users (including, without limitation, wireless local loop, LMDS/MMDS, and all networks that use RF Wireless Products) or coax links to end-users. NetSpeak will provide Motorola with reasonably requested assurances of its compliance with the foregoing.

1.8 EXPLOITATION OF NETSPEAK PRODUCTS. While Motorola intends in good faith to perform all obligations under this Agreement, NetSpeak acknowledges that any duty to exploit the exclusive grants of the Sections 1.1, 1.2 and 1.3 for the NetSpeak Products is subsumed and satisfied:

1.8.1 During the first three (3) years of the Agreement, by the Minimum Commitments of Section 7.3, or until such Minimum Commitments are terminated; and

1.8.2 Thereafter, by the exercise of commercially reasonable efforts on the part of Motorola.

2. TRADEMARK LICENSE. Subject to the terms and conditions of this Agreement, NetSpeak hereby grants to Motorola a personal, nontransferable, royalty-free, non-exclusive, worldwide right and license, with a right to sublicense parties who agree to adhere to this Section 2 and Exhibit D, to:

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     (a) use and reproduce the NetSpeak Marks, either alone or co-branded with any trademark or trade name owned by Motorola or to which Motorola has a license to use, solely in connection with the NetSpeak Products and RF Products and other Derivative Works, and which is used on any labeling, packaging, demonstrations, promotions and advertising relating thereto; PROVIDED HOWEVER, that in the case of use in connection with RF Products and Derivative Works, Motorola will notify NetSpeak in writing to obtain prior approval, which approval will not be unreasonably withheld. If NetSpeak does not respond within 30 days following notification, approval shall be deemed to have been granted; and

     (b) use, reproduce, and display the NetSpeak Marks (publicly or otherwise) in connection with demonstrations, promotions and advertising related to the NetSpeak Products and RF Products for which Motorola obtains NetSpeak's prior written approval. Motorola shall not file any applications to register the NetSpeak Marks, or any mark which are likely to cause confusion with the NetSpeak Marks, in any country. Motorola acknowledges that its use of the NetSpeak Marks is limited to the use as licensed in this Agreement. Motorola has not acquired, and will not acquire, any ownership rights in the NetSpeak Marks. All use of the NetSpeak Marks by Motorola shall inure to the benefit of NetSpeak, and the use of the marks by Motorola shall not confer any rights to the NetSpeak Marks to Motorola. Except as otherwise provided in this Section 2.0, Motorola further agrees that it has no power or right and shall not, if the Agreement is terminated pursuant to Section 10.2, until the expiration of the Term as though the Agreement were still in effect: (i) attack the title or any rights of NetSpeak in NetSpeak Marks; (ii) claim any rights, title or interest in or to the NetSpeak Marks adverse to NetSpeak, without NetSpeak's express written permission; (iii) register or apply for registration of the NetSpeak Marks or any name or mark that incorporates the NetSpeak Marks anywhere in the world, in the name of Motorola, without NetSpeak's express written consent; (iv) designate any name or mark that incorporates NetSpeak Marks as a common law trademark of Motorola anywhere in the world without NetSpeak's express written consent. Furthermore, Motorola agrees to use NetSpeak Marks only in accordance with the guidelines for using NetSpeak Marks set forth on Exhibit D.

     (c) In the extent that Motorola sublicenses a third party under their rights in Sections 2(a) or (b), the sublicense agreement between Motorola and such third party shall include provisions substantially equivalent to those of
Section 2.

     (d) Within thirty (30) days after the date of execution of this Agreement, NetSpeak will provide Motorola with a list of countries in which they have applied or obtained registration for the NetSpeak Marks. It is acknowledged by Motorola that NetSpeak has not perfected its trademark rights in the NetSpeak Marks in all countries in which Motorola currently distributes, sells or offers products or services.

3.   OWNERSHIP AND INTELLECTUAL PROPERTY.

3.1 OWNERSHIP BY NETSPEAK. All rights, title and interest in Intellectual Property embodied in the NetSpeak Products (including all copies thereof and all rights therein) shall remain

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vested in NetSpeak.

3.2 OWNERSHIP BY MOTOROLA. All rights, title and interest in Intellectual Property authored, conceived, developed or reduced to practice by Motorola (including, but not limited to, Intellectual Property embodied in the RF Products), in accordance with the licenses granted herein, shall be owned solely by Motorola, subject to any NetSpeak Intellectual Property in the NetSpeak Products.

3.3  OWNERSHIP IN DERIVATIVE WORKS; PRESERVATION OF API/NCPM.

     3.3.1 The parties acknowledge that Motorola will make or have made for Motorola Derivative Works to the NetSpeak Software to supply Motorola required features and functionality to the overall NetSpeak Products and to modify the NetSpeak Products. NetSpeak shall supply the Source Code of the NetSpeak Software to Motorola to allow Motorola to make or have made such Derivative Works. Motorola in turn shall preserve the integrity of the API of the NetSpeak Software integrated into any RF Product or Derivative Work of the NetSpeak Software made by or for Motorola.

     3.3.2 All Derivative Works to the NetSpeak Software made by or for Motorola shall be owned exclusively by Motorola, subject to any NetSpeak Intellectual Property in such Derivative Works; provided that in the case of Derivative Works which do not constitute RF Products, Motorola and NetSpeak may otherwise agree in a separate written instrument as to the ownership of specific Derivative Works made by NetSpeak for Motorola.

     3.3.3 Motorola and NetSpeak agree to maintain common core compatibility as defined by a mutually agreed upon test suite of the NetSpeak Communications Protocol Module. Netspeak shall not create any modifications, enhancements or extensions of the Netspeak Communications Protocol Module which would render inoperable or would otherwise not be "backwardly compatible" with the Derivative Works which incorporate: (i) the then existing version of the NetSpeak Communications Protocol Module, or (ii) the immediate prior two Upgrades of the Netspeak Communications Protocol; provided, however that for purposes of this
Section 3.3.3 NetSpeak agrees not to release more than two Upgrades in any two year period.

4.   DELIVERY AND ACCEPTANCE.

4.1 NETSPEAK PRODUCTS. NetSpeak shall deliver the NetSpeak Products to Motorola as available, with Motorola receiving most-favored customer delivery on current and future NetSpeak Products.

4.2 FUTURE PRODUCTS. NetSpeak shall deliver to Motorola, promptly upon the availability thereof, Masters for any Future Products.

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*Confidential treatment requested for omitted portions.  Omitted material is on file with the Commission.


5. ENFORCEMENT. When requested by Motorola, NetSpeak shall take any and all commercially reasonable measures to enforce its Intellectual Property rights.

6. QUALITY OF PRODUCTS. NetSpeak shall take commercially reasonable efforts to manufacture, or have manufactured, the NetSpeak Products delivered to Motorola to standards that are at least as high as those for similar products of Motorola.

7.   ROYALTY, PRODUCT, TERMS AND MINIMUM PAYMENTS.

7.1 ROYALTY. Subject to the terms and conditions of this Agreement, Motorola agrees to pay royalties (according to a royalty schedule to be set forth in Exhibit G) to NetSpeak on fair, reasonable, most-favored customer and competitive rates and terms for similar quantities and under similar conditions.

     7.1.1 With respect to Subscriber Devices, Motorola shall pay NetSpeak the following royalty amounts (not to exceed * in the aggregate) which will result in a fully-paid up license with respect to Subscriber Devices for unlimited use of any license granted hereunder: * for each of the first
* million Subscriber Devices shipped which incorporate a NetSpeak Product, an RF Product or a Derivative Work pursuant to the license grants of Sections 1.1, 1.2, 1.4 or 1.5; * for each of the next * million Subscriber
Devices shipped which incorporate a NetSpeak Product, an RF Product or a Derivative Work pursuant to the license grants of Sections 1.1, 1.2, 1.4 or 1.5.

     7.1.2 With respect to New NetSpeak Products incorporated into a Subscriber Device after the fifth anniversary of the execution of this Agreement, Motorola shall agree to pay an additional reasonable royalty rate for each Subscriber Device incorporating such New NetSpeak Products on a most-favored customer basis; provided, however in no event shall Motorola be obligated to pay in excess of * million (excluding any amount paid under Section 7.1.1) for such Subscriber Devices incorporating the New NetSpeak Products and once Motorola pays * million in the aggregate (excluding any amount paid under Section
7.1.1) for such Subscriber Devices incorporating the New NetSpeak Products, Motorola shall have an unlimited right to further incorporate such New NetSpeak Products in all Subscriber Devices without any further royalty payment obligation or accounting to NetSpeak.

     7.1.3 With respect to NetSpeak Products, RF Products and Derivative Products which are not incorporated into Subscriber Devices, Motorola and NetSpeak will meet within thirty (30) days of the date of execution of this Agreement to develop a business model for defining the Motorola royalty base for each NetSpeak Product. The defined royalty base shall quantify the boundary of the Motorola RF Products, Derivative Works and NetSpeak Products upon which a royalty calculation will be made. The business model shall take into consideration the existing royalty base for each NetSpeak Product outside of the Exclusive Field to comparably define a royalty base for the Motorola RF Products and Derivative Works. It is acknowledged and agreed by NetSpeak that the Motorola royalty schedule shall be such that Motorola achieves a most favored customer royalty rate applied to the defined royalty base. The parties will negotiate declining

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royalty rates based on average selling prices and volume levels, which take into consideration Motorola's and NetSpeak's current business models.

7.2 PRODUCT. Subject to the terms and conditions of this Agreement, NetSpeak will offer, and Motorola agrees to pay, pricing to NetSpeak for NetSpeak Products not paid for under Section 7.1, on fair, reasonable, most-favored customer and competitive terms and subject to Motorola's standard product purchase terms set forth on Exhibit H, but in all cases no more than at most favored pricing for similar quantities and under similar conditions.

7.3 MINIMUM PAYMENTS. Subject to the terms and conditions of this Agreement, including without limitation Section 10, Motorola agrees to pay NetSpeak the following minimum commitments (each, a "Minimum Commitment"): $2.5M for NetSpeak Products sold between the date of execution hereof and Product Acceptance; $2.5M for NetSpeak Products during the first year following Product Acceptance; $10M for NetSpeak Products during the second year following Product Acceptance; and $15M for NetSpeak Products during the third year following Product Acceptance; provided that to the extent Motorola's Minimum Commitment for any given year exceeds the NetSpeak Revenue Minimum, such Minimum Commitment shall be reduced to the amount of such NetSpeak Revenue Minimum.

The "NetSpeak Revenue Minimum" means an amount equal to 50% of NetSpeak's revenues for any given year (as reported in a manner consistent with NetSpeak's reported financial statements). The NetSpeak Revenue Minimum will be determined as follows: NetSpeak shall provide to Motorola revenue results for the period of 11 months from Product Acceptance or a Product Acceptance anniversary, as the case may be, and an amount representing revenues for the 12 month period of such year projected on an annualized basis (the "Annualized Amount"). The Annualized Amount shall be used for purposes of determining the NetSpeak Revenue Minimum and Motorola shall pay either the Minimum Commitment amount set forth above or, if less, the NetSpeak Revenue Minimum within 30 days of the date NetSpeak provides the foregoing information to Motorola. If, after payment of such amount, it is determined that actual revenues for a given year varied from the Annualized Amount, an appropriate adjustment will be made to future payments hereunder (including any Minimum Commitment).

For purposes of illustration only, assume Product Acceptance occurred on January 1, 1999 and on December 1, 2000 NetSpeak provides Motorola with its revenue results for the first 11 months of the year (being the second year following Product Acceptance) showing annualized revenues of $18M. Since 50% of $18M is $9M, Motorola's minimum obligation for 2000 will be reduced from $10M to $9M. Such $9M will be payable by December 31, 2000. If the annualized results (based on 11 months) were not in fact the actual results (because of a variation in expected revenues for December, 2000), there would be an adjustment in 2001 through a credit toward such year's royalty payments (including any minimum).

7.4 INTERNAL USE. Notwithstanding anything to the contrary set forth herein, no royalties shall be due and payable to NetSpeak by Motorola for any NetSpeak Software, RF Products, Netspeak Communication Protocol Modules or Derivative Works used internally within Motorola.

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solely for development, testing and marketing of such products, but specifically excluding deployment into Motorola networks.

7.5 ROYALTY PAYMENT TERMS. Motorola shall pay royalties on NetSpeak Products, RF Products and any Derivative Works thereof, 45 days following the end of the calendar quarter in which Motorola distributes the same. Motorola shall keep records relating to such royalties in accordance with generally accepted accounting principles. Once per year, NetSpeak shall have the right, at its expense, to have its independent public accountants audit such records upon reasonable notice to Motorola in accordance with Section 7.7.

7.6 STATEMENT OF ROYALTIES. Beginning with the first calendar quarter in which the NetSpeak Software is distributed, and in conjunction with the payment of the royalties following the end of each calendar quarter, Motorola agrees to provide to NetSpeak a statement of royalties due to NetSpeak under this Agreement for the prior quarter in a timely fashion, but in no event later than such time that Motorola provides such reports to its other licensors for which royalty reports are required.

7.7  RECORDS/AUDITS.  Each party agrees to keep and preserve for at least two
(2) years after any transactions relating to this Agreement, accurate records of all such transactions relating to this Agreement. In particular, each party shall ensure that its records adequately identify the product so that they can be distinguished from other goods not licensed hereunder. NetSpeak's independent public accountants shall have the right, at NetSpeak's expense, at any time during the other party's normal business hours and upon fifteen (15) business days prior to written notice to that party, to examine all such records, including all ship records, invoices and other records that relate to the shipment and sale of product. If such an audit detects a shortfall in royalties paid, Motorola shall pay the unpaid royalties together with interest at a rate equal to the rate announced by Chase Manhattan Bank as its "prime rate" or "corporate base rate" per annum from the date due on any unpaid amount.

7.8 PRODUCT PRICING ON ISG-MANUFACTURED PRODUCT. Subject to the terms and conditions of this Agreement, Motorola will offer to NetSpeak and NetSpeak will pay prices on fair, reasonable, most-favored customer and competitive terms, for NetSpeak Products and/or Derivative Works (other than RF Products) manufactured by Motorola or for Motorola which are purchased by NetSpeak, but in all cases no more than most favored pricing for similar quantities under similar conditions.

8.   SUPPORT.

8.1  CUSTOMER SUPPORT.

     8.1.1 As further described below, Motorola or its agents shall provide customer support for NetSpeak Products sold through Motorola and RF Products distributed into, sold into or otherwise used in the Exclusive Field of the license grants of Sections 1.1 and 1.2 (the "Supported

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Products").  All Updates and support materials (including marketing materials)
shall be provided to Motorola by NetSpeak and, to the extent possible, in downloadable form so that they may be distributed electronically.

     8.1.2 During the term of the agreement, Motorola and its distributors or maintenance co-providers will provide Level 1 (support necessary to process initial call from the end user) and Level 2 support (support required for problem determination and solution) for the Supported Products. In addition to any other support provided by NetSpeak in connection with its provision of NetSpeak products to Motorola (such support to be at least equivalent to support provided to any other customer of NetSpeak for similar products), NetSpeak will provide Level 3 support (includes, patches, fixes and work arounds) for the Supported Products. Motorola will use all reasonable efforts to verify the following technical issues before calling NetSpeak: (i) create a test case and define the technical problem; (ii) attempt to reproduce problem; and, (iii) document and e-mail to NetSpeak hot line support.

     8.1.3 Motorola may request technical assistance by calling or faxing to NetSpeak technical support at any time and Netspeak will provide support as provided in Section 8.3.

     8.1.4 Normal calls will be responded to within four hours during normal business hours. Call identified as "urgent" will be responded to within one hour. If Motorola determines that such response times are not being met, NetSpeak will work in good faith with Motorola to reduce the response time. "Response" shall mean a return call by a technical support engineer whose qualifications and knowledge are commensurate with Motorola's request for support and who is designated by NetSpeak's technical support manager. NetSpeak will provide daily feedback on progress for unresolved problems lasting more than twenty four hours. In the event the problem remains unsolved for more than twenty-four hours, NetSpeak shall involve its engineering management and Motorola's designee shall be contacted and briefed on the problem by NetSpeak engineering management. In such case, NetSpeak will maintain direct contact with customers to work escalated calls and provide Motorola an update at daily/weekly intervals (as reasonably requested by Motorola) depending upon seriousness of issue. In the event that normal technical support procedures for problem resolution do not solve a customer problem, upon request by Motorola , NetSpeak shall use its best efforts to provide engineering resources at a designated site to identify and resolve problems corresponding to NetSpeak's support obligations.

     8.1.5  NetSpeak's Technical Support Guidelines are as set forth on Exhibit
B.

     8.1.6 It is understood that any customer information provided to, or customer contact made by, NetSpeak in the process of assisting Motorola and its customers will be only used for support purposes. This information and contact will not be used to generate direct or indirect NetSpeak sales, except as approved by Motorola.

8.2 CUSTOMER WARRANTY SUPPORT. Motorola shall be responsible for all warranty obligations relating to any defects in the manufacture of the NetSpeak Hardware, provided that such defective NetSpeak Hardware were manufactured by or for Motorola. As applicable, NetSpeak shall

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provide appropriate warranties and support with respect to NetSpeak-provided products (under the most favored relationship between Motorola and NetSpeak).
If NetSpeak Products qualify for warranty service under the provisions of the applicable agreement between Motorola and its customer due to a defect in Motorola's manufacture of such product, Motorola may, at its sole discretion, provide a replacement NetSpeak Product. Motorola shall not be liable for royalty payments for such replacement products.

8.3  NETSPEAK SUPPORT. NetSpeak shall provide Motorola on a timely basis with:
(i) all available solutions and corrections for reported problems which are replicated and diagnosed by Netspeak or Motorola as a defect in the NetSpeak Products; (ii) such changes and corrections as are necessary to keep the NetSpeak Products substantially in conformance with applicable Documentation and specifications; and (iii) technical training and copies of training or course materials, in accordance with a mutually agreed upon schedule for providing same. In addition, NetSpeak shall provide to Motorola technical support of at least telephone support for problem resolution seven (7) days per week, 365 days per year, including published holidays. Upon such notice to NetSpeak of a problem with the NetSpeak Products, NetSpeak shall use its best efforts to correct or circumvent the problem. Any corrections to the NetSpeak Products will be made to the most current generally available release; PROVIDED, HOWEVER, that NetSpeak will support the two (2) previously released versions of such NetSpeak Products after the introduction of a new generally available release.

8.4 SUPPORT FOR DERIVATIVE WORKS. NetSpeak agrees to provide cooperation and support to Motorola in the development of Derivative Works.

9. PRODUCT NOTICES. Motorola shall reproduce, and shall not remove, any copyright, trademark or other proprietary rights notices included in the NetSpeak Products. Motorola shall not make any representations or warranties concerning the NetSpeak Products, except as set forth in End User Documentation and other materials provided by NetSpeak or as otherwise approved in writing by NetSpeak.

10.   TERM AND TERMINATION.

10.1 TERM. This Agreement shall commence as of the Effective Date and continue pursuant to the Term as defined in Exhibit A attached hereto.

10.2 TERMINATION. This Agreement may be terminated by a party upon the occurrence of one or more of the following:

     (a) Upon the material failure of the other party to perform any of its obligations under this Agreement, which failure remains uncured for a period of sixty (60) days after receipt by such party of written notice thereof from the non-defaulting party (for purposes hereof, to the extent any such breach has not been an intentional breach by a party, the discontinuance of the breaching activity and cooperation to remedy any damage suffered by the non-breaching party shall be presumed to be a "cure" or "curing" of the breach);

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*  Confidential treatment requested for omitted portions. Omitted material is on file with the Commission.

     (b) In the event the other party makes a general assignment for the benefit of creditors, or transfers all or substantially all of its assets to a receiver or a trustee in bankruptcy;

     (c) In the event a proceeding is commenced against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within thirty (30) days; or

     (d) In the event the other party is adjudged insolvent or bankrupt.

10.3 EFFECT OF TERMINATION. In the event of termination of this Agreement, the provisions of Section 1, 2, 3.2, 3.3, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16,
17.2 and 17.7 shall survive, subject to the provisions of Sections 10.3.1 and
10.3.2 (which such provisions shall not be mutually exclusive).

     10.3.1  NETSPEAK TERMINATION DUE TO BREACHES BY MOTOROLA.

          10.3.1.1 FAILURE TO PAY ROYALTIES. In the event of termination of this Agreement by NetSpeak pursuant to Section 10.2(a) due to a breach by Motorola of Section 1 or 7 (failure to pay royalties) through a failure to substantially perform material obligations thereunder: (i) the disputed amount of such royalties shall be placed into the custody of a mutually acceptable escrow agent pending resolution of the disputed royalty amount; (ii) the amount of royalties Motorola must pay to NetSpeak (which royalty rates are determined based on product volumes) shall increase to the next highest rate (if any) until such time as Motorola's sales of RF Products, NetSpeak Products or Derivative Works reach the next highest volume break where Motorola would otherwise be entitled to a lower rate (if any) (for purposes of clarity, if applicable, Section 7.3 shall continue to apply); and (iii) if such breach is intentional, Motorola shall pay NetSpeak * million as liquidated damages for such breach (without duplication of any amount paid pursuant to Section 10.3.1.2); provided that if Motorola cures such breach within twelve months of the date of termination, NetSpeak shall refund to Motorola a pro-rated amount of the * million payment (based on the number of months as to which such breach remained uncured) and the termination shall be deemed rescinded (and the parties shall be returned to the status quo prior to such termination).

          For purposes of illustration only, if at the time NetSpeak terminates this Agreement pursuant to this Section 10.3.1.1 Motorola is paying a royalty rate of 3% based on volume break of 50 Million units, and according to the royalty schedule of Exhibit G the next higher royalty rate is 5% based on a volume break of 30 Million units, Motorola's royalty rate would increase to 5% for the next 30 million units shipped by Motorola. Thereafter, Motorola's royalty rate would become 3% for the next 50 million units shipped.

          10.3.1.2 BREACH OF CONFIDENTIALITY/DISTRIBUTION OF SOURCE CODE/ COMPATIBILITY COVENANT. In the event of termination of this Agreement by NetSpeak pursuant to Section 10.2(a) due to a breach by Motorola of Section 16 relating to the confidentiality of Source Code or Section 3.3.3 (core compatibility) through a failure to substantially perform material obligations thereunder: (i) Motorola shall cooperate with NetSpeak and use its best

*Confidential treatment requested for omitted portions. Omitted material is on file with the Commission.

efforts to retrieve such Source Code and prevent further dissemination of such Source Code; (ii) the amount of royalties Motorola must pay to NetSpeak (which royalty rates are determined based on product volumes) shall increase to the next highest rate (if any) until such time as Motorola's sales of RF Products, NetSpeak Products or Derivative Works reach the next highest volume break where Motorola would otherwise be entitled to a lower rate (if any) (for purposes of clarity, if applicable, Section 7.3 shall continue to apply); and (iii) if such breach is intentional, Motorola shall pay NetSpeak * million as liquidated damages for such breach (without duplication of any amount paid pursuant to Section 10.3.1.2); provided that if Motorola cures such breach within twelve months of the date of termination, NetSpeak shall refund to Motorola a pro-rated amount of the * million payment (based on the number of months as to which such breach remained uncured) and the termination shall be deemed rescinded (and the parties shall be returned to the status quo prior to such termination).

     10.3.2  MOTOROLA TERMINATION DUE TO BREACHES BY NETSPEAK.

          10.3.2.1 BREACH OF SECTION 1.7. In the event of termination of this Agreement by Motorola pursuant to Section 10.2(a) due to a breach by NetSpeak of
Section 1.7 (Exclusivity Covenant) through a failure to substantially perform material obligations thereunder: (i) the provisions of Section 7.3 (Minimum Commitments) shall terminate; (ii) to the extent such breach is not intentional, the amount of royalties Motorola must pay to NetSpeak (which royalty rates are determined based on volume commitments) shall decrease to the next lowest rate set forth on Exhibit G for twelve months and, thereafter, shall be reduced to zero; and (iii) if such breach is intentional, the amount of royalties Motorola must pay to NetSpeak shall decrease to zero; provided that in the case of either clause (ii) or (iii) above, if NetSpeak cures such breaches within twelve months of termination, such termination shall be deemed rescinded (and the parties shall be returned to the status quo prior to such termination, except, however,
Section 7.3 shall no longer be applicable).

          For purposes of illustration only, if at the time Motorola terminates this Agreement pursuant to this Section 10.3.2.1 Motorola is paying a royalty rate of 5% based on a volume break of 30 Million units, and according to the royalty schedule of Exhibit G the lowest royalty rate is 3%, Motorola's royalty rate would decrease to the 3% for one year.

          10.3.2.2 BREACH OF COMPATIBILITY COVENANT/QUALITY/SUPPORT. In the event of termination of this Agreement by Motorola pursuant to Section 10.2(a) due to a breach by NetSpeak pursuant to Sections 3.3.3 relating to the compatibility of the NetSpeak Communications Protocol Module, Sections 6 or 8 through a failure to substantially perform material obligations thereunder: (i) the provisions of Section 7.3 (Minimum Commitments) shall terminate; and (ii) to the extent such breach is not intentional, the amount of royalties Motorola must pay to NetSpeak (which royalty rates are determined based on volume commitments) shall decrease to the lowest rate set forth on Exhibit G; and (iii) if such breach is intentional, the amount of royalties Motorola must pay to NetSpeak shall decrease to zero; provided that in the case of either clause (ii) or (iii) above, if NetSpeak cures such breaches within twelve months of termination, such termination shall be deemed rescinded (and the parties shall be returned to the status quo prior to such termination, except, however, Section 7.3 shall no longer be applicable).

11.   DISPUTE RESOLUTION

11.1 DISPUTE RESOLUTION. In the event of a claim, dispute or controversy ("Dispute") with respect to this Agreement, including it's interpretation, construction, performance or breach pursuant to Section 10.2(a), the Parties shall use their best efforts to resolve the same amicably, in accordance with the following:

     (a) During the sixty (60) day period immediately following receipt of written notice pursuant to Section 10.2(a), the CEO of NetSpeak and the President of the Cellular Networks and Space Sector for Motorola will attempt to settle any Dispute arising out of this Agreement through good faith consultations and negotiations.

     (b) If those attempts fail, either Motorola or NetSpeak may demand non-binding mediation of such Dispute by written notice to the other, in accordance with Section 11.2 hereof, prior to commencement of the non-defaulting party of any formal litigation.

11.2 MEDIATION. Any Party shall have the right at any time to request that a Dispute be resolved by voluntary non-binding mediations for at least thirty (30) days, by an independent impartial third party mediator acceptable to the Parties to such Dispute. Accordingly, if a Party submits written notice requesting mediation to settle a Dispute ("Mediation Notice"), Motorola and NetSpeak may select an impartial mediator within 15 days of receipt of such Mediation Notice. Neither Motorola or NetSpeak may unreasonably withhold consent to the selection of a mediator, and Motorola and NetSpeak shall share the cost of the mediation equally. Mediation will take place in Boston, Massachusetts. Prior to mediation, Motorola and NetSpeak and the neutral advisor shall use their best reasonable efforts to agree on a set of ground rules for mediation. At the conclusion of mediation, Motorola and NetSpeak or their designated spokesperson shall meet and attempt to resolve the matter.

     (a) If any Dispute cannot be resolved by Motorola and NetSpeak through negotiation, mediation or another mutually agreed upon form of dispute resolution within three (3) months of the Mediation Notice, the Dispute may be submitted to a court of law.

     (b) The use of any dispute resolution procedures will not be construed under the doctrine of laches, waives or estoppel to adversely affect the rights of either Motorola or NetSpeak. Nothing in this Section 11 will prevent either Motorola or NetSpeak from commencing formal litigation proceedings if (i) good faith efforts to resolve the Dispute under these procedures have been unsuccessful, or (ii) any delay resulting from efforts to mediate such dispute could result in serious and irreparable injury to Motorola or NetSpeak, as the case may be.

12. ESCROW. Pursuant to a written agreement in which Motorola is a disclosed third party beneficiary ("Escrow Agreement"), NetSpeak shall deposit with an independent escrow agent the Source Code for all NetSpeak Software and the Technical Know How for all NetSpeak Products, hereafter the "Escrow Materials". NetSpeak shall update the Escrow Materials on a quarterly basis, or sooner if such updates are available. The Escrow Agreement shall provide that upon the occurrence of an event set forth in Section 10.2, such Escrow Materials shall be released to Motorola.

13.   WARRANTIES AND LIMITATIONS OF WARRANTIES.

13.1  WARRANTIES. NetSpeak warrants that:

     (a) upon delivery of each version of the NetSpeak Product, such NetSpeak Products will substantially conform to the published specifications for such NetSpeak Product;

     (b) the NetSpeak Products shall be without material errors or other defects and shall conform to the specifications set forth in NetSpeak's documentation for the NetSpeak Products and the physical media of the Golden Masters on which the NetSpeak Products are delivered shall be free from material defects in workmanship and materials;

     (c) it has and throughout the term of this Agreement will have sufficient right, title and interest in the NetSpeak Products, including any third party software incorporated therein, to enter into this Agreement and to grant the licenses under this Agreement;

     (d) except as disclosed on Exhibit C, the NetSpeak Products have to date not infringed, breached or constituted a misappropriation of the intellectual property right, or other proprietary right, of any third party; and NetSpeak has not received a claim or demand related to the infringement, breach or misappropriation of any such rights;

     (e) the NetSpeak Products and Updates furnished by NetSpeak to Motorola hereunder will function correctly when dealing with dates/times, and date/time related data and will accurately process date/time data, including calculating, comparing, and sequencing from, into, and between the 20th and 21st centuries, and the years 1999 and 2000.

13.2 ADDITIONAL WARRANTIES. Additional warranties and product support obligations are set forth in NetSpeak's standard product license agreements set forth in Exhibits E and F hereto.

13.3 LIMITATIONS OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY ADDITIONAL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER; IN PARTICULAR, THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR DURABILITY.

14.   INDEMNIFICATION.

14.1 BY NETSPEAK. Subject to the conditions set forth in Section 14.2 hereto, NetSpeak will defend at its own expense any action brought against Motorola by a third party, to the extent that the claim is based on an assertion that a NetSpeak Product infringes a patent or copyright, or violates a trade secret. NetSpeak will pay any costs and damages finally awarded against Motorola in any such action which are attributable to any such claims, including reasonable attorneys' fees and expenses. NetSpeak's obligations under this provision are subject to the conditions that: (a) Motorola promptly notifies NetSpeak in writing of any such claim, and (b) NetSpeak will have sole control of such defense and all negotiations for any settlement or compromise, although Motorola may participate in the same at its own expense.

14.2 NetSpeak shall have no liability to Motorola under Section 14.1 with respect to any claim of infringement to the extent that it is based solely upon:

     (a) the combination of any NetSpeak Product with any machine, device, firmware or software not furnished by NetSpeak;

     (b) any product not sold or licensed by NetSpeak; or

     (c) any modification, alteration or Derivative Work of any NetSpeak Product developed by a party other than NetSpeak, including Motorola's modification of a NetSpeak Product unless done by Motorola at NetSpeak's direction.

14.3 If NetSpeak receives notice of an alleged infringement or violation or, in the opinion of NetSpeak, such a claim is possible, Netspeak shall notify Motorola and Motorola will permit NetSpeak to attempt to cure such infringement or violation within a reasonable time by:

     (a) procuring the right for Motorola to use the technology;

     (b) modifying the materials so that they are no longer infringing or in violation of such trade secret while retaining at least equivalent functionality; or

     (c) replacing the affected materials with materials of at least equivalent functionality.

14.4 CONDITIONS OF INDEMNIFICATION. NetSpeak shall not be obligated to indemnify, hold harmless and defend unless (and only to the extent) that
Motorola: (i) provides prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought; (ii) provides cooperation to NetSpeak; and (iii) allows NetSpeak to control the defense and settlement, provided that neither party may settle a claim, suit or proceeding without approval of the other party, which approval shall not be unreasonably withheld.

14.5 INFRINGEMENT OPTIONS. If there is a material, bona fide claim of infringement of any patent, copyright, trade secret, publicity, privacy, or other rights of any third party, or of defamation or obscenity, the indemnifying party shall have the right, at its option, to the extent practicable, to mitigate its liability by replacing the infringing products with noninfringing products that offer substantially the same functionality and benefits as the infringing products, and paying for any manufacturing and handling expenses associated with back inventory that is infringing and cannot be sold or distributed.

14.6 APPORTIONMENT OF LIABILITY FOR NETSPEAK PRODUCTS. In the event that a NetSpeak Product is held to infringe a patent, copyright, trade secret of a third party the following shall apply:

     14.6.1 NetSpeak shall pay any damages finally awarded (the "Actual Damages") to such third party under its obligations in Section 14.1 up to the liability cap of Section 15; and

     14.6.2 To the extent that the amount of the Actual Damages exceeds the liability cap of Section 15 ("Incremental Liability"), the parties shall perform an accounting of their respective revenues realized from the licensing, sale or distribution of the infringing NetSpeak Product. Each party shall then pay the proportionate share of the Incremental Liability based upon their respective revenues.

14.7 BY MOTOROLA. Subject to the conditions set forth in Section 14.8 and 14.10 hereto, Motorola will defend at its own expense any action brought against NetSpeak by a third party, to the extent that the claim is based solely on an assertion that a Motorola RF Product or Derivative Work of a NetSpeak Product infringes a patent or copyright, or violates a trade secret. Motorola will pay any costs and damages finally awarded against NetSpeak in any such action which are attributable to any such claims, including reasonable attorneys' fees and expenses. Motorola's obligations under this provision are subject to the conditions that: (a) NetSpeak promptly notifies Motorola in writing of any such claim, and (b) Motorola will have sole control of such defense and all negotiations for any settlement or compromise, although Netspeak may participate in the same at its own expense.

14.8 Motorola shall have no liability to NetSpeak under Section 14.7 with respect to any claim of infringement to the extent that it is based solely upon:

     (a) the combination of any Motorola RF Product or Derivative Product with any machine, device, firmware or software not furnished by Motorola, or

     (b) any product not sold or licensed by Motorola, or

     (c) any modification of any Motorola RF Product or Derivative Product developed by a party other than Motorola, including NetSpeak's modification of a Motorola RF Product or Derivative Product unless done by Motorola at Motorola's direction.

14.9 If Motorola receives notice of an alleged infringement or violation or, in the opinion of Motorola, such a claim is possible, Motorola shall notify NetSpeak and NetSpeak will permit Motorola to attempt to cure such infringement or violation within a reasonable time by:

     (a) procuring the right for NetSpeak to use the technology,

     (b) modifying the materials so that they are no longer infringing or in violation of such trade secret while retaining at least equivalent functionality, or

     (c) replacing the affected materials with materials of at least equivalent functionality.

14.10 CONDITIONS OF MOTOROLA INDEMNIFICATION. Motorola shall not be obligated to indemnify and defend unless (and only to the extent) that NetSpeak: (i) provides prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought; (ii) provides cooperation to Motorola; and
(iii) allows Motorola to control the defense and settlement, provided that neither party may settle a claim, suit or proceeding without approval of the other party, which approval shall not be unreasonably withheld.

14.11 MOTOROLA INFRINGEMENT OPTIONS. If there is a material, bona fide claim of infringement of any patent, copyright, trade secret, publicity, privacy, or other rights of any third party, or of defamation or obscenity, the indemnifying party shall have the right, at its option, to the extent practicable, to mitigate its liability by replacing the infringing products with noninfringing products that offer substantially the same functionality and benefits as the infringing products, and paying for any manufacturing and handling expenses associated with back inventory that is infringing and cannot be sold or distributed.

14.12 THE FOREGOING STATES THE PARTIES' ENTIRE OBLIGATIONS WITH RESPECT TO INTELLECTUAL PROPERTY INDEMNIFICATION.

15. OTHER DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION HEREOF INCLUDING SECTION 14 FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF THE OTHER PARTY OR ITS END-USERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, PROFITS, INVESTMENTS, USE OF MONEY OR USE OF PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS, OR LABOR CLAIMS) ARISING OUT OF BREACH OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. EXCEPT WITH RESPECT TO WILFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY AND SUBJECT TO THE PROVISIONS OF SECTION 14.6, THE LIABILITY OF NETSPEAK AND MOTOROLA UNDER THIS AGREEMENT WILL BE LIMITED TO THE CUMULATIVE AMOUNTS ACTUALLY PAID TO NETSPEAK HEREUNDER.

16.   PROPRIETARY INFORMATION.

16.1 DEFINITION. As used in this Agreement, a party's Proprietary Information means all information that has been created, discovered, developed or otherwise became known to that party, or any information in which property rights have been assigned or sold to the party, that has commercial value in the business in which the party is engaged and is treated and marked by the disclosing Party as confidential. Proprietary Information includes, without limitation, processes, formulas, ideas, concepts, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new product projections, all pricing information and costs, sales reports, customer and supplier lists, all modifications, additions, improvements, and adaptations of any of the foregoing, and all present and future applications of any of the foregoing. A party's Proprietary Information does not include any information that:

     (a) on the date of this Agreement, is generally known to the public;

     (b) become generally known to the public after the date of this Agreement other than as a result of an act or omission of either party or either party's directors, officers, employees, or agents;

     (c) was rightfully known by the other party prior to the date of this Agreement;

     (d) is or was disclosed by the party to third parties generally without restriction on use or disclosure; or

     (e) was or is independently developed by the other party without violation of the confidentiality provisions of this Agreement or trade secret rights of the party. Each party agrees to use best efforts to mark as confidential or proprietary any information that it delivers to the other party (in any form) and which it considers to be Proprietary Information and to advise the other party of the confidential nature of any Proprietary Information that is provided verbally. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be Proprietary Information.

16.2 OBLIGATION TO MAINTAIN CONFIDENTIALITY. Each party agrees to maintain the confidentiality of the other party's Proprietary Information using the same degree of care and security as the party uses to maintain the confidentiality of its own Proprietary Information. Each party shall disclose the other party's Proprietary Information only to persons who have a reasonable need to know and who are:

     (a) employees, agents, customers for the NetSpeak Products (including, but not limited to OEMS); or

     (b) other potential customers for the NetSpeak Products (including, but not limited to OEMS) of the disclosing party who have a reasonable need to know such Proprietary Information to further the purposes of this Agreement; and

     (c) legally bound by law or by a written agreement protecting the Proprietary Information to the same extent as protected in this Agreement. Each party acknowledges that the disclosure of the other party's Proprietary Information may cause irreparable injury to the other party and, therefore, either party may, in addition to any other available remedies, seek injunctive relief against the breach or threatened breach of the terms of this Section 16.2.

16.3 CONFIDENTIALITY PERIOD. Except with respect to Source Code for NetSpeak Products and RF Products, each party's obligations under Section 16.2 with respect to the other party's Proprietary Information shall continue for a period of five (5) years following the date of receipt by the receiving party of the Proprietary Information. In the case of Source Code for NetSpeak Products and RF Products, each party's obligations under Section 16.2 shall survive for a period of five (5) years following the termination of this Agreement. Upon termination of this Agreement for any reason, each party agrees that it will upon written request of the other party, use best efforts to return to the other party or to destroy (and certify such destruction in writing to the other party) all Proprietary Information of the other party.

17.   MISCELLANEOUS.

17.1 PRESS RELEASES. The parties will cooperate to create appropriate public announcements of the relationship set forth in this Agreement. Neither party hereto shall, in any manner, disclose, advertise, or publish the terms of, or any information concerning, this Agreement without the prior written consent of the other party.

17.2 GOVERNING LAW; EQUITABLE RELIEF. This Agreement shall be governed by and construed in accordance with the laws of State of Illinois as they apply to contracts entered into and wholly to be performed within the State of Illinois, without regard to its conflict of laws provisions. Each party acknowledges that a material breach of this Agreement by one party hereto may cause irreparable injury to the other party and, therefore, either party may, in addition to any other available remedies, seek injunctive relief against the breach or threatened breach of the terms of this Agreement.

17.3 WAIVER OF JURY TRIAL. Each of NetSpeak and Motorola do hereby knowingly, voluntarily, intentionally and irrevocably waive any right any party may have to a jury trial in every jurisdiction in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto or their respective Affiliates, successors or assigns in respect of any matter arising out of or in connection with this Agreement or any other document executed and delivered by any party in connection therewith (including, without limitation, any action to rescind or cancel this Agreement and any claims or defenses asserting that this Agreement was fraudulently induced or otherwise void or voidable.)

17.4 RELATIONSHIP OF PARTIES. The parties to this Agreement are independent contractors. Neither party shall have the right to bind, represent or act for any other party. The parties shall have no agency, partnership, joint venture or fiduciary duties to each other. Nor shall either party have any obligation or duty to the other party except as expressly and specifically set forth herein, nor shall any such obligation or duty be implied by or inferred from this Agreement or the conduct of the parties hereunder. Without limitation of the generality of the foregoing, nothing in this Agreement will prevent Motorola from marketing and distributing any other work, whether similar or dissimilar to the NetSpeak Product, and nothing herein will require Motorola to devote the same or similar efforts to distributing the NetSpeak Products.

17.5 OTHER AGREEMENTS. Neither party shall agree to any contractual provision or term in any agreement with any third party which contains a provision or term that causes such party to be in breach of or violates this Agreement except with respect to the matters set forth on Exhibit C.

17.6 MERGER. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Agreement may be amended only by a writing signed by both parties.

17.7 ASSIGNMENT. This Agreement may not be assigned or delegated by either party without the prior written approval of the other party, except that either party may assign all its rights and delegate all its obligations as part of a merger, reorganization or sale of all or substantially all its assets. Any attempted assignment in contravention of the foregoing shall be deemed void ab initio. Subject to the foregoing, this Agreement is binding on the parties and their successors and assigns.

17.8 WAIVER. The waiver by either party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

17.9 SEVERABILITY. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

17.10 FORCE MAJEURE. No party shall be liable for failure to perform, in whole or in material part, its obligations under this Agreement if such failure is caused by an event or condition not existing as of the date of this Agreement and not reasonably within the control of the affected party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strike, labor trouble or other industrial disturbance, unavoidable accident, war (declared or undeclared), act of terrorism, sabotage, embargo, blockade, act of applicable governmental authorities, riot, insurrection, or any other cause beyond the control of such party; provided, however, that such party promptly notifies the other affected party of the occurrence of the event of force majeure and takes all reasonable steps necessary to mitigate the effects of such event and to resume performance of its obligations which were affected by such event.

17.11 BANKRUPTCY. The parties hereto agree that the rights granted to Motorola hereunder, including those granted in Sections 1 and 3, are rights in "intellectual property" within the scope of Section 101 of the United States Bankruptcy Code.

17.12 NOTICES. All notices required hereunder shall be in writing and shall be sent by U.S. mail (first class) or nationally-recognized courier service (E.G., DHL, Federal Express), with all postage or delivery charges prepaid, or may be sent via facsimile, subject to confirmation via U.S. mail or nationally-recognized courier service, and shall be addressed to the parties at their addresses set forth on the signature page of this Agreement or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notices shall be deemed to have been served when delivered or if delivery is not performed as a result of the addressee's fault, when tendered.

17.13 COMPLIANCE WITH U.S. EXPORT LAWS. The parties hereto acknowledge that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the NetSpeak Products, RF Products and related Documentation. Each of the parties hereto agrees that it will not export or re-export the NetSpeak Products or related Documentation in any form without the appropriate United States and foreign government licenses.

17.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

17.15 PRIORITY. In the event of any conflict between the terms of this Agreement and any agreements set forth in the form of exhibits hereto, the parties the terms of this Agreement shall govern.


                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF this Agreement has been executed and delivered as of the date first above written.

                                     MOTOROLA, INC.


                                     By: /s/ Stephen P. Earhart
                                     Name: Stephen P. Earhart
                                     Title: Senior Vice President



                                     NETSPEAK CORPORATION


                                     By: /s/ Stephen R. Cohen
                                     Name: Stephen R. Cohen
                                     Title: Chairman and Chief Executive Officer

                                   EXHIBIT A
                                  DEFINITIONS


"Affiliate" shall mean an entity that controls, is controlled by or is under common control with a relevant party hereto (with "control" meaning ownership fifty (50%) of the voting stock of the entity or, in the case of a noncorporate entity, an equivalent interest).

"Derivative Works" shall mean any and all "derivative works" and "compilations" within the meaning of such terms as defined in the U.S. Copyright Act (17 U.S.C. ss.101 et seq.) and any alteration or modification of NetSpeak Products.

"Documentation" shall mean end-user instructions, manuals, diagrams, and other written material, in printed or electronic form, describing the functions, use and operation of the NetSpeak Products, prepared by or for NetSpeak, and all revisions, including localizations and translations, thereto and all documentation related to training as required.

"Exclusive" means to the exclusion of all other parties including NetSpeak.

"Exclusive Field" means the field of RF Wireless Products or RF Wireline
Products.

"Future Hardware Products" shall mean any and all future hardware (including Updates and Upgrades) developed by NetSpeak, and any Technical Know How therefor.

"Future Products" shall mean Future Software Products and Future Hardware Products as defined in this Agreement which are generally available and whose distribution is not otherwise contractually restricted.

"Future Software Products" shall mean any and all future computer program products and embedded software (including Updates and Upgrades) developed by NetSpeak, and any Technical Know How therefor.

"Golden Master" or "Master" shall mean the version of a NetSpeak Product that meets all applicable functional and performance specifications for such License Product, that is in a form suitable for production mastering and commercial distribution or transmission, and that includes a unique vendor identification code.

"Intellectual Property" shall mean any trade secrets, patents, copyrights, trademark, know-how, moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign including all applications and registrations relating to any of the foregoing.

  "NetSpeak Communication Protocol Module" shall mean the Source Code of the software component of the NetSpeak Products which enables NetSpeak Products to interact with each other, including client to server communications, server to server communications, and client to client communications.

"NetSpeak Hardware" shall mean the NetSpeak Stargate Product and any other hardware of NetSpeak and Future Hardware Products (including any Updates and Upgrades) created by NetSpeak, and any Technical Know How therefor.

"NetSpeak Marks" shall mean NetSpeak's trademarks, whether or not registered.

"NetSpeak Products" shall mean the NetSpeak Software, NetSpeak Hardware and Future Products as defined in this Agreement.

"NetSpeak Software" shall mean any and all NetSpeak real-time communication software, Stargate Product software, other NetSpeak computer program products and Future Software Products (including any Updates and Upgrades) created by NetSpeak, including Source Code, and any Technical Know How therefor.

"New Netspeak Product" means any Future Products of NetSpeak which is not offered to any person as an Update or Upgrade to an existing NetSpeak Product or substantially similar thereto.

"Object Code" shall mean the computer executable binary code derived from compiled Source Code for execution on a computer hardware system, including any associated documentation.

"Product Acceptance" shall mean the date of acceptance by Motorola of the Stargate product conforming to jointly agreed upon product requirements.

"RF" means the electromagnetic spectrum between and including 10 kilohertz to 1 terahertz.

"RF Product(s)" shall mean RF Wireless Products and RF Wireline Products which constitute a Derivative Work, alteration or modification of the NetSpeak Products.

"RF Wireless Product(s)" shall mean any software, firmware, hardware, or combination thereof, for use in RF wireless networks (including, without limitation, cellular/PCS, trunked two-way, conventional two-way, iden two-way, paging, satellite and future wireless networks) and all infrastructure equipment and subscriber/client devices associated with any of the foregoing.

"RF Wireline Product(s)" shall mean any software, firmware, or hardware, or combination thereof, for use with a RF wireline infrastructure (including, without limitation, cable data networks) and all subscriber devices associated therewith (including, without limitation, cable data modems).

"Source Code" shall mean the human-readable version of a computer program, regardless of the form in which it is stored, from which it is possible to discern the logic, algorithms, internal structure, operating features and any other design characteristics of such computer program, together with related source materials, written instructions, technical documentation and Technical Know How.

"Subscriber Devices" means wireless end user devices manufactured by or for Motorola, including, but not limited to, messaging devices, cellular phones, two-way pagers, iDEN handsets, satellite end-user devices and cordless phones and any future similar products.

"Technical Know How" shall mean all technical information, technical data or specifications, designs, drawings, engineering information, process or production information, formulas, information on compositions of matter, techniques or methods, proprietary tools for use in the development and/or integration of NetSpeak Products; design models and techniques to prepare masks, testing methodology, test programs (including non-commercial tools for the development thereof) and assembly and/or packaging technology associated with NetSpeak Products.

"Term" shall mean perpetual.

"Updates" shall mean new versions, including maintenance releases, and localizations and translations thereof, of a NetSpeak Product that contain bug fixes, error corrections and minor enhancements, but not containing major enhancements or significant new functionality, as determined in NetSpeak's reasonable discretion, and any related documentation.

"Upgrades" shall mean new versions of a NetSpeak Product that contain major enhancements and significant new functionality, including localizations and translations thereof, as determined in NetSpeak's reasonable discretion, and any related documentation.

CONFIDENTIAL PROPRIETARY                                        EXECUTION COPY


                                 EXHIBITS B-H

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY

                                   Exhibit B

                     NETSPEAK TECHNICAL SUPPORT GUIDELINES

1. PROVISION OF SUPPORT: Motorola and its distributors or maintenance co-providers will provide Level 1 Support. NETSPEAK will provide Level 2 Support during the Initial Support Year and supply post-sale, Level 3 Support during the term of the Agreement and assist Motorola when a problem cannot be resolved at Level 1. Support levels are defined as follows:

          Level 1 Support. Level 1 Support (problem verification) handles calls requiring a relatively low, but broad degree of product expertise. Level 1 Support activities may include:

               Operation of a Technical Solutions Center providing the following services:

               . Receipt and logging of end user problem calls;
               . Provision of primary support for post installation
                 reconfiguration;
               . Distribution of updates and major releases to end users;
               . Provision of backup support for installation activities, including configuration problems, installation related problems, and post installation reconfiguration;
               . Problem classification as hardware, software, driver or
                 configuration issue;
               . Troubleshooting using diagnostic utilities;
               . Attempted resolution of hardware problems;
               . Gather and analyze trace information;
               . "FAQ" response;
               . Decoding of error messages and attempting to provide corrective action based on the information provided to Motorola by NETSPEAK;
               . Verification of software release level and providing updates if necessary.

          Level 2 Support. Level 2 Support has general responsibility for problem trouble-shooting, and development of avoidances and work-arounds. Level 2 Support activities may include the following;

               . Analyzing traces and processor dump information;
               . Identifying code level problems;
               . Thorough knowledge of product interdependencies and
                 relationships;
               . Liaison to NETSPEAK's level 3 support;
               . Determination if the failure was caused by configuration or macrocode.

          Level 3 Support. Level 3 Support (permanent resolution) requires engineering level technical expertise. The Level 3 Support organization is responsible for providing timely and accurate product defect descriptions and resolution plans to Motorola. Level 3 Support activities include the following:

               . Engineering Support;
               . Analyzing traces & processor dumps;
               . Development, testing and release of microcode
                 corrections.

2. NETSPEAK RESPONSIBILITIES FOR LEVEL 2 and 3 SUPPORT: NETSPEAK will provide Level 2 Support during the Initial Support Year and supply post-sale, Level 3 Support during the term of the Agreement to Motorola via remote dial-in or phone or on-site as required. Level 3 Support to Motorola by NETSPEAK is to include the following:

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


               a. Provide access to telephone technical assistance for the reporting and alerting of problems and consultation as necessary 24 hours a day, 365 days a year from a NETSPEAK support center.

               b. Use of computerized tracking systems to log and record all requests from Motorola for technical assistance.

               c. On a case by case exception basis, if requested by Motorola, NETSPEAK will establish direct support obligations for individual user owned Products, subject to mutually acceptable terms, including price.

               d. Provide remedial software support by providing a patch or bypass solution to verified problems reported by Motorola.

               e. Provide prompt shipment to Motorola of appropriate and available remedy.

3. CALL HANDLING AND ESCALATION: Call handling and escalation of technical support issues is to be handled as follows:

          a.  Call Handling Procedures.

               When a Motorola customer purchases NETSPEAK Products or NETSPEAK software from Motorola or its distributors and requires assistance during normal business hours, NETSPEAK will adhere to the procedure below. The same process will be followed during after hours support with the addition of the after hours section noted at the end of this document.

               Motorola's Technical Support Center will receive the call from the Motorola customer running Product and software. The problem description, as outlined by the required call information, will be entered into the Motorola User data base. The call will then be handled by Motorola per Motorola's procedures.

               Motorola's Technical Support Center personnel will open the call and perform Level 1 support. If the problem is resolved by Motorola, the call will be closed. Motorola will update their call handling database as appropriate.

               Once Motorola performs all service activities as outlined for Level 1 and the problem has not been resolved and it is determined by Motorola that it requires escalation to NETSPEAK, Motorola will contact NETSPEAK Support 561 998 8700.

               NETSPEAK will perform Level 2 and Level 3 service, and if necessary, will escalate internally to its development team for the Product or software. Upon completion of the problem, NETSPEAK will promptly inform Motorola of the findings or solution(s).

          b.  Call Escalation Procedures.

               1.  Severity 1 Issues:

               Motorola will report problems it classifies as Severity Level 1 problems to NETSPEAK by calling NETSPEAK Technical Support at 561 998 8700. This number will also be used to report Severity 1 problems after hours, 7 days a week.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY

               2. Severity 2 And Severity 3 Problems:

               Motorola may report calls it classifies as Severity Level 2 and Severity Level 3 problems by telephone, fax or e-mail.

               To report Severity Level 2 and Severity Level 3 problems by telephone, call the NETSPEAK Support Center at 561 998 8700.

               To report problems by electronic mail, a message formatted using the Required Call Information should be sent to (TBD)

               To report problems by fax, a message formatted using the Required Call Information should be sent to:

               561 997 2401 Attn:  Technical Support


          c. Response Times:

               A NETSPEAK Support Engineer whose qualifications and knowledge are commensurate with Motorola's request for support and who is designated by NETSPEAK's technical support manager will place a return call to Motorola Networks within an average call back time of 1-2 hours.

               If Motorola determines that such response times are not being met, NETSPEAK will work in good faith with Motorola on a way to reduce the response time.

          d. Unresolved Problems:

               NETSPEAK will provide daily feedback on progress for unresolved problems lasting more than twenty four hours. In the event the problem remains unsolved for more than three business days, NETSPEAK shall involve its engineering management and Motorola's Product Manager and the Vice President of Customer Service (or designee) shall be contacted and briefed on the problem by NETSPEAK engineering management. In such case, NETSPEAK will maintain direct contact with customers to work escalated calls and provide Motorola an update at daily/weekly intervals (as reasonably requested by Motorola) depending upon seriousness of issue. Upon request by Motorola, NETSPEAK shall use its best efforts to provide engineering resources at a designated site to identify and resolve a Product problem.

          e. Required Information for Escalation:

               Prior to escalating a call to NETSPEAK, Motorola will attempt to obtain the following information while speaking with the customer:

               1. Documented problem statement, including date and time incident occurred.
               2.   Installation log files.
               3.   Operating System type and version/release level.
               4.   Patch levels.
               5.   Version/release levels of the products.
               6.   Configuration files.
               7.   Network diagram or verbal description.
               8.   Email addresses

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY

               9. Motorola contracts, phone numbers email addresses and fax numbers.

4.  NETSPEAK INFORMATION TO BE PROVIDED TO MOTOROLA TO ENABLE SUPPORT:

     NETSPEAK will provide Motorola with the following information at least two weeks prior to first customer ship of Motorola Products containing NETSPEAK software to enable Motorola to properly support the Products and software:

          FAQ sheet covering common customer questions and problems;

          List of the most common configuration mistakes made by users and how to detect them;

          Read only access to the NETSPEAK customer support problem database via the Web for Motorola specific problems.

5.  DEFINITION OF SEVERITY ISSUES AND ESCALATION CONTACTS:

     The following table denotes the definition of the severity levels to be used by NETSPEAK and Motorola.


-------------------------------------------------------------------------------
Level           Response       Resolution
                Time           Time             Criteria
-------------------------------------------------------------------------------
Severity 1      2 Hours        48 Hours         Indicates an inability to
                                                use the NetSpeak
                                                Products.
-------------------------------------------------------------------------------
Severity 2      5 Hours        4 Business Days  Indicates the ability to
                                                use the NetSpeak Products, but
                                                operations are severely
                                                restricted.
-------------------------------------------------------------------------------
Severity 3      24 Hours       10 Business Days Indicates ability to use the
                                                NetSpeak Products, with the
                                                exception of specific functions
                                                which are not critical to
                                                overall operations.
-------------------------------------------------------------------------------

     Escalation Procedure to be followed by Motorola will be used in the event of non-adherence to the foregoing performance standard by NETSPEAK, Motorola may escalate to:

          Level 1: Director of Technical Assistance Center (TAC)

     In the event that Motorola has not received an acceptable response to an Incident after the aforementioned escalation, Motorola shall escalate its request for Support and Maintenance to the NETSPEAK Vice President of Engineering. In the event that Motorola still has not received an acceptable response to such Incident, the next level of escalation should be to NETSPEAK's Vice President of OEM Sales. If after such escalation procedure has been followed and Motorola still has not received an acceptable response to such Incident, Motorola shall escalate its request for Support and Maintenance to NETSPEAK's President and/or CEO.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


                                   Exhibit C

                              Disclosure Schedule


Disclosure with respect to Section 13.1(d):


     1. Allegations of infringement of U.S. Patent 5,526,353 owned by e-Net, Inc.

     2. Letter from MTV Networks October 6, 1997 suggesting that NetSpeak's allowed but as yet unused, trademark "WTV" is likely to cause confusion with MTV Networks' "MTV" registration. MTV Networks has not demanded that NetSpeak cease and desist use of the mark.

     3. Letter from Bell Atlantic July 29, 1997 requesting that NetSpeak cease and desist use of NetSpeak's "THE ART OF SOUND COMMUNICATION" service mark alleging infringement of Bell Atlantic's registrations for "THE HEART OF COMMUNICATION", "SOUNDSAVINGS", "SOUNDVALUES" AND "YOU'LL LIKE THE SOUND OF IT" marks.


Disclosure with respect to Section 17.5:

     Software Development and Distribution Agreement between Netspeak Corporation and BayNetworks, Inc.

     Netspeak License Agreement between Infonet Services Corporation and Netspeak Corporation.

     Technology License and Development Agreement between Creative Technologies, Ltd. and Netspeak Corporation dated as of June 7, 1996, as amended December 6, 1996.

     Distributor Agreement between Rockwell International, SSD and Netspeak Corporation dated as of January 30, 1997

     Siemens Stromberg-Carlson Joint Development and Marketing Agreement by and among Siemens Stromberg-Carlson, and Netspeak Corporation dated as of March 1, 1997.

     ACT Network, Inc. Technology Development and License Agreement dated May 5, 1997.

     or other prior agreements containing licenses to modify Source Code after the transfer of such Source Code pursuant to an escrow agreement.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


                                   Exhibit D

                        Guidelines for Using Trademarks

1.0  General Overview

1.1 These guidelines ("Guidelines") set forth the proper treatment and use of the Trademarks pursuant to the license grants of Section 2 of the Agreement, hereafter for the purposes of this Schedule referred to as "Licensed Products." Compliance with these Guidelines is the sole responsibility of Motorola. In the event of a conflict between the provisions of this Schedule and the Agreement, the Agreement shall control.

2.0  Use of Trademarks

2.1 The Trademarks may only be used on the Licensed Products, its packaging, collateral documentation and in advertising for the Licensed Products. The Trademarks may never be used on or in connection with any other products or services, and, particularly not on novelty items or T-shirts, without express written permission of NetSpeak.

2.2  The Trademarks may not be used as part of or in any emblem or insignia.

2.3 The Trademarks must not be used in a manner which may cause confusion as to the source or origin of products or services being offered. As such, the Trademarks may not be:

     2.3.1  displayed in a striking and solitary manner by Motorola;

     2.3.2 made more prominent than the remainder of the text in which the Trademarks are used by Motorola;

     2.3.3 as prominent or more prominent than the trademark or company name of Motorola;

     2.3.4 used as part of the name or other identifier of a business, product, or service not connected with the Licensed Products.

2.4 At the first or a prominent occurrence of the Trademark in advertising, it should be symbolically indicated that the Trademarks are trademarks. In the United States, this is usually done by using the symbol /TM/ or (R) with the same footnote. Note that in some countries, a translated version of the U.S. trademark attribution is not only used, but may be required. You should check with your legal department to insure that local laws and customs are adhered to and followed.

2.5 NetSpeak will provide to Motorola camera-ready artwork of the Trademarks. Motorola may not alter this artwork in any way whatsoever.

2.6 Motorola may only reproduce the Trademarks in accordance with the instructions included on the camera-ready artwork which will be provided by NetSpeak to Motorola. The Trademarks artwork may not be recreated in any way. Motorola may re-size the Trademarks using photographic proportional processes.

2.7 Motorola agrees not to use any other trademark, service mark or tradename in combination with the Trademark without prior written approval of NetSpeak. A minimum border must be placed around the Trademarks equal to one half of the Trademark's largest dimension.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


2.8 NetSpeak may conduct spot checks of the Licensed Products and advertising and will periodically (but no more than twice a year) send out requests for samples to monitor compliance with the Agreement and these Guidelines.

2.9 Motorola must correct any deficiencies in their use of the Trademarks on the Licensed Products or in advertising, and cease and desist from further publication or distribution of the offending materials upon reasonable notice from NetSpeak.

2.10 Advertising Claims - The accuracy and appropriateness of all claims used in Motorola's advertising or promotional materials which includes the Trademarks is the sole responsibility of Motorola, even if NetSpeak is aware of the advertisement or promotional materials.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY



                                   Exhibit E


                      STANDARD WEBPHONE LICENSE AGREEMENT


NetSpeak Corporation WebPhone(R) Version 3.0 License Agreement

BY INSTALLING AND RUNNING THIS SOFTWARE PROGRAM YOU ARE AGREEING TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, DO NOT CONTINUE THIS INSTALLATION AND DELETE ANY PORTIONS OF THIS SOFTWARE ALREADY INSTALLED ON YOUR DISK DRIVE.

LICENSE GRANT

NetSpeak Corporation ("NetSpeak") grants to you a non-exclusive license under Copyrights to use its WebPhone(R) version 3.0 voice communications software product ("Software"). You may reproduce and distribute copies of the Software, but not for compensation provided the following conditions are met:

(a)  This license agreement must accompany the Software.
(b) You may not, or may not permit other individuals to: modify, translate, reverse engineer, decompile, disassemble, create derivative works from the Software, or remove any proprietary notices or labels on the software, including copyright, trademark or patent pending notices.

SOFTWARE

NetSpeak reserves the right to at any time to alter prices, features, capabilities, functions, licensing terms, release dates, general availability or any other characteristics of the software as NetSpeak sees fit.

TITLE

Title, ownership rights, and intellectual property rights in and to the Software shall remain with NetSpeak. The Software is protected by the copyright and patent laws of the United States and international copyright treaties.

DISCLAIMER OF WARRANTY FOR NON-UPGRADED SOFTWARE

If you have not paid an upgrade fee, the Software is provided on an "AS IS" basis, without warranty of any kind, including without limitation the warranties of merchantability, fitness for a particular purpose, durability and non-infringement. The entire risk as to the quality and performance of the Software is borne by you. Should the Software prove defective, you and not NetSpeak assume the entire cost of any service and repair. This disclaimer of warranty constitutes an essential part of the agreement. Some states do not allow exclusions of an implied warranty, so this disclaimer may not apply to you and you may have other legal rights that vary from state to state or by jurisdiction.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY



LIMITED WARRANTY FOR UPGRADED SOFTWARE
Upon payment of the then current upgrade fee, NetSpeak warrants that the Software will perform substantially in accordance with the accompanying documentation for a period of ninety (90) days from payment of the upgrade fee. Some states and jurisdictions do not allow limitation on the duration of implied warranties, so the above limitation may not apply to you. To the extent allowed by applicable law, any implied warranties on the Software are limited to ninety
(90) days.

LIMITED REMEDY FOR UPGRADED SOFTWARE
NetSpeak and its suppliers' entire liability and your exclusive remedy shall be, at NetSpeak's option, to either (a) refund the upgrade fee, or (b) repair or replace the upgraded Software that does not meet NetSpeak's limited warranty. This limited warranty is void if failure of the Software has resulted from accident, abuse, or misapplication. Any replacement Software under the limited remedy will be warranted for the remainder of the original warranty period or thirty (30) days, which ever is longer.

LIMITATION OF LIABILITY
Under no circumstances and under no legal theory, tort, contract, or otherwise, shall NetSpeak or any other person be liable for any indirect, special, incidental, punitive, exemplary or consequential damages of any character including, without limitation, damages for loss of goodwill, work stoppage, computer failure or malfunction, or any and all other commercial damages or losses even if NetSpeak has been advised of the possibility of such damages. In no event will NetSpeak be liable for any damages whatsoever.

MISCELLANEOUS
This Agreement represents the complete agreement and supersedes all prior agreements and representations between the parties. It may be amended only by a writing executed by both parties. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. This Agreement shall be governed by and construed under Florida law as such law applies to agreements between Florida residents entered into and to be performed within Florida, except as governed by Federal law. The application the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded.

US GOVERNMENT RESTRICTED RIGHTS
Use, duplication or disclosure by the Government is subject to restrictions set forth in subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-19 when applicable, or in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, and in similar clauses in the NASA FAR

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


Supplement.

CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


                                   Exhibit F

                Terms of NetSpeak Corporation License Agreement

                    (Product Name) (Release/Version Number)

BY INSTALLING AND RUNNING THIS SOFTWARE PROGRAM YOU AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, DO NOT CONTINUE THIS INSTALLATION AND DELETE ANY PORTIONS OF THIS SOFTWARE ALREADY INSTALLED ON YOUR SYSTEM.

LICENSE GRANT
NetSpeak Corporation ("NetSpeak") grants to You a non-exclusive license under Copyrights to use its (Product Name/Release) software ("Software Product") on a single computer at any one time. The Software Product is "in use" on a computer when it is Resident in memory (i.e., RAM) or when executable or other files are installed on the hard drive or other storage device of the computer.

You may not, or may not permit other individuals to, copy, modify, translate, reverse engineer, decompile, dissemble, or create derivative works from the Software Product, or remove any proprietary notices or labels on the Software Product, including copyright, trademark or patent pending notices.

SOFTWARE PRODUCT
NetSpeak reserves the right to at any time alter prices, features, capabilities, functions, licensing terms, release dates, general availability or any other characteristics of the Software Product as NetSpeak sees fit.

TITLE
Title, ownership rights, and intellectual property rights in and to the Software Product remain with NetSpeak. The Software Product is protected by the copyright and patent laws of the United States and international copyright treaties.

You acknowledge and agree that the Software Product contains proprietary and confidential information of NetSpeak. You agree to protect the confidential and proprietary nature of the Software Product in the same manner that You protect Your own confidential information of like value, provided that You will in all cases use reasonable care to protect the Software Product.

LIMITED WARRANTY
NetSpeak warrants that the Software Product will perform substantially in accordance with the accompanying documentation for a period of ninety (90) days from date of first use. Some states and jurisdictions do not allow limitation on the duration of implied warranties, so the above limitation may not apply to you. Except as expressly provided herein there are no warranties, conditions or representations express or implied by statute, usage, custom of the trade or otherwise with respect to the Software Product licensed by NetSpeak hereunder, including but not limited to, warranties or representations of workmanship, merchantability, suitability or fitness for a particular purpose, durability or noninfringement. Without limiting the generality of the foregoing, NetSpeak does not warrant that the Software Product will meet all of your needs or that operation of the Software Product will be error free. This limited warranty constitutes an essential part of this Agreement.

CUSTOMER REMEDY
NetSpeak and its suppliers' entire liability and your exclusive remedy shall be, at NetSpeak's option to either (a) refund the license fee, or (b) repair or replace the Software Product that does not meet NetSpeak's limited warranty. This limited warranty is void if failure of the Software Product has resulted from accident, abuse, or misapplication. Any replacement Software Product under the limited remedy will be warranted for the remainder of the original warranty period or thirty (30) days, which ever is longer.

LIMITATION OF LIABILITY
Under no circumstances and under no legal theory, whether in tort, contract, or otherwise, shall NetSpeak or any other person be liable for any direct, indirect, special incidental, exemplary, punitive or consequential damages of any character including, without limitation, damages for loss of goodwill, work stoppage, computer failure or malfunction, or any and all other commercial damages or losses, even if NetSpeak has been advised of the possibility of such damages. In no event will NetSpeak be liable for any damages whatsoever in excess of the amount paid for the Software Product that is the subject matter of the claim or that is directly related to the cause of action.

TERM
This Agreement shall become effective upon your installation of the Software Product and shall terminate automatically upon breach of this Agreement by you, if any. NetSpeak may terminate this Agreement at any time, for any reason, however, NetSpeak may refund a prorated portion of the license fee upon any such termination, at NetSpeak's discretion.

CONFIDENTIAL PROPRIETARY                                         EXECUTION COPY



MISCELLANEOUS
If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. This Agreement shall be governed by and construed under Florida law, except as pre-empted by United States Federal law. The application the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded.

You shall comply with all export regulations pertaining to the Software Product in effect from time to time. In particular, without limiting the generality of the foregoing. You hereby warrant that you will not directly or indirectly export, re-export or transship the Software Product or such other information, media or products in violation of or otherwise in contravention of the export laws, rules and regulations.

U.S. GOVERNMENT RESTRICTED RIGHTS
Use, duplication or disclosure by the Government is subject to restrictions set forth in subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-19 when applicable, or in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, and in similar clauses in the NASA FAR Supplement.

CUSTOMER SUPPORT
Unless you have entered into a separate and maintenance agreement with NetSpeak, you shall receive technical support during the term of the warranty period set forth above in accordance with the NetSpeak software support policy in effect for the Software Product. For technical support related to the Software Product call NetSpeak Corp. at (561) 998-8700.

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                                   Exhibit G

                                 Royalty Terms

               [TO BE PREPARED IN ACCORDANCE WITH SECTION 7.1.3]





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                                   Exhibit H

              Motorola ISG Standard Purchase Terms and Conditions

                      PURCHASE ORDER TERMS AND CONDITIONS


1. ACCEPTANCE-AGREEMENT Seller's commencement of work or shipment of the goods, whichever occurs first, constitutes acceptance of this purchase order and all of its terms and conditions. Motorola Inc., Information Systems Group (hereafter referred to as "ISG" or "Buyer") hereby objects to any terms proposed in Seller's acceptance or acknowledgment of ISG's offer which add to, vary from, or conflict with the terms of this order. Any such proposed terms shall not operate as a rejection of this offer but shall be deemed a material alteration, and this offer shall be deemed accepted by the Seller without said additional or different terms. If this purchase order shall be deemed an acceptance of a prior offer by Seller, such acceptance is expressly limited to the terms contained on the front and back of this order.

2. PRICE The articles shipped or work performed against this order must not be invoiced at a higher price than shown on the face of this order without the written consent of ISG. The invoice must itemize transportation charges, including foreign inland freight and insurance and taxes separately, if applicable. If the price is omitted from the order, the price shall be the lowest prevailing market price. No charge will be allowed for packing, labeling, commissions, customs duties, storage, crating, or express handling unless indicated on this order.

3. PROPRIETARY INFORMATION - CONFIDENTIALITY Any information or data in the form of specifications, drawings, reprints, technical information or otherwise furnished the Seller under this order shall remain ISG's property, shall be deemed proprietary, shall be kept confidential, and shall be promptly returned at ISG's request. Seller shall not disclose, without ISG's written permission, any such information or data to any other person, or use such information or data itself for any purpose other than performing this order. The obligations under this paragraph will survive the cancellation, termination or completion of this order. Unless otherwise agreed in writing, no commercial, financial or technical information disclosed in any manner or at any time by Seller to ISG shall be deemed secret or confidential.

4. WARRANTIES Seller expressly warrants that all goods or services provided under this order shall be merchantable, free from defects in material and workmanship, of the highest quality, and shall conform to all applicable specifications and appropriate standards. If Seller knows or has reason to know the particular purpose for which ISG intends to use the goods or services, Seller warrants that such goods or services shall be fit for such particular purpose. Seller further warrants that the goods are wholly new and contain new components and parts throughout and that Seller has good and warrantable title to the goods free and clear of all liens. Seller shall indemnify and hold ISG harmless for all damages arising out of any breach of these warranties. In addition to the warranties above, Seller shall extend all warranties it receives from its vendors to ISG, and to ISG's customers. Breach of the warranties in this provision, or any other term of this order, shall entitle ISG to all available remedies, including those of the Uniform Commercial Code.

5. TERMINATION ISG may terminate all or any part of this order at any time for its convenience upon written notice to Seller. ISG will pay a reasonable termination charge based on a percentage of the order price reflecting the percentage of work performed by Seller prior to termination. Any claim for payment of such termination charges must be submitted in writing to ISG within thirty (30) days of receipt of written notice of termination. ISG shall have the right to audit all elements of any termination claim, and Seller shall make available to ISG on request all books, records and papers relating thereto. Late deliveries, deliveries of products which are defective or which do not conform to this order, failure to perform as agreed, and failure to provide reasonable assurances of future performance upon request, shall all be reasons allowing ISG to terminate this order for cause. In such event, Seller shall be liable for any damages (or at ISG's option, specific performance) due to Seller's breach or default. Neither party will be liable to the other for any delay or failure to perform if that delay or failure results from an

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unforseeable cause beyond its reasonable control, except that ISG may terminate all or any portion of this order without liability to Seller if such delay or failure to perform by Seller or on behalf of Seller extends beyond thirty (30) days of ISG's requested delivery date. ISG'S TOTAL LIABILITY FOR DAMAGES UNDER THIS ORDER SHALL NOT EXCEED THE PRICE ALLOCABLE TO THE GOODS OR SERVICES GIVING RISE TO THE CLAIM.

6. PATENT INDEMNITY By acceptance of this order, Seller agrees to indemnify ISG against all claims, judgments, decrees, costs and expenses, and attorney's fees incident to any proceeding which may be brought against ISG or its agents, distributors, customers, or other vendors based on a claim of alleged copyright, trademark, maskwork right, or patent infringement, as well as for an alleged claim of unfair competition resulting from similarity in design, trademark or appearance of goods or services furnished under this order, unless the goods or services are of ISG design or formula, and Seller agrees that it will, upon request of ISG and at Seller's own expense, defend or assist in the defense of any action which may be brought against ISG or its agents, distributors, customers, or other vendors for such infringement or claimed infringement or alleged claim of unfair competition. ISG agrees to notify Seller promptly upon receipt of notice of infringement or information of such a suit having been filed.

7. INSIGNIA If any Products are rightfully rejected or not purchased by Motorola which utilize Motorola's name, trademarks, trade names, insignia, symbols, or decorative designs, Seller shall remove same prior to any sale, use or disposition thereof.

8. MATERIALS, TOOLS AND EQUIPMENT All tools, equipment, dies, gauges, models, drawings or other materials paid for or furnished by Motorola for the purpose of this order shall be and remain the sole property of Motorola. Seller shall safeguard all such property while it is in Seller's custody or control, be liable for any loss or damage to such property, at Motorola's option procure adequate insurance, use it only for Motorola orders, and return it to Motorola upon request. Any such property described above whether furnished or ordered by Motorola and which may be in an unfinished state may be removed from Seller's premises or the premises of subcontractors upon request without further action or bond. In the event that Motorola removes such property that is not finished, Motorola will pay Supplier a percentage of the order price that corresponds to the percentage of completion. Seller agrees to waive and hereby does waive any lien it may have in regard to such property and ensure subcontractors do the same.

9. INDEMNIFICATION Seller shall defend, indemnify and hold ISG harmless against all damages, claims or liabilities and expenses (including attorney's fees) arising out of or resulting in any way from any obvious or apparent defect or latent defect in the goods or services purchased under this order, or from any act or omission of Seller, its agents, employees or subcontractors. This indemnification shall be in addition to obligations of Seller under this order.

10. CHANGES ISG shall have the right to make changes in this order at any time for its convenience upon written notice to Seller. Such changes shall be subject to an equitable adjustment in the performance schedule or purchase price, based on reasonable and unavoidable costs incurred by the Seller prior to notice of the change. Any claim of Seller for an adjustment must be submitted in writing to ISG within thirty (30) days of the ISG change notice.

11. INSPECTION Seller's facilities, equipment, and goods and services purchased under this order are subject to ISG's inspection and acceptance. Payment for the goods and services delivered shall not constitute acceptance. Goods and services shall only be deemed accepted when they have actually been counted, inspected, and tested by ISG and found to be in conformance with this order. Goods rejected and/or goods supplied in excess of those ordered or delivery in advance of the delivery schedule may, in addition to ISG's other rights, be returned to Seller at its expense, including all expenses of unpacking, examining, repackaging and reshipping such goods. If ISG receives goods or services with defects or nonconformities whether or not apparent on inspection, ISG reserves the right to require replacement, as well as transportation costs and payment of damages. Nothing contained in this purchase order shall relieve Seller from the obligations of testing, inspection and quality control.


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CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY




12. PACKING, DELIVERY AND SHIPMENT All goods shall be packed and shipped in accordance with instructions or specifications on this order. In the absence of any such instructions, Seller shall comply with best commercial practice to ensure safe arrival at destination at the lowest transportation cost. TIME IS OF THE ESSENCE ON THIS ORDER. If goods are not delivered or services provided by the date specified, ISG may terminate this order as to items not yet shipped or services not yet rendered without liability, by notice effective upon receipt by Seller. In such instance, ISG may purchase substitute items or services elsewhere and charge Seller with any loss incurred. If in order to comply with ISG's required delivery date it becomes necessary for Seller to ship by a more expensive method than specified in this purchase order. Seller shall pay any increased transportation costs, unless the necessity for such rerouting or expedited handling has been caused by ISG.

13. MATERIAL SAFETY DATA SHEETS Seller shall provide a Material Safety Data Sheet for those chemicals purchased under the terms and conditions of this order which are regulated by OSHA's hazard communication regulations set forth in 29 C.F.R. 1910.1200. All chemical suppliers certify by acceptance of this order that the chemicals purchased are on the Toxic Substances Control Act, 15 U.S.C. 2601, et. seq., chemical inventory or are subject to an exemption and that such exemption is specified in the Material Safety Data Sheet.

14. OZONE DEPLETING SUBSTANCES Seller agrees to comply with the Clean Air Act ozone depleting substances labeling regulations set forth in 40 C.F.R Part 82, Subpart E.

15. INSURANCE If this order includes services or work to be performed on ISG's premises, Seller agrees to indemnify ISG from all loss or damage arising out of such work, to observe the highest safety standards, to adhere to all ISG work rules, safety standards and security requirements, to maintain insurance satisfactory to ISG, and to furnish evidence of such insurance at ISG's request.

16. COMPLIANCE WITH LAWS Seller warrants that all goods and services supplied pursuant to this order will have been produced and supplied in compliance with all applicable federal, state and local laws, orders, rules and regulations. Seller shall indemnify ISG against any liability caused by any non-compliance.

17. IMPORT/CUSTOMS For each shipment where the Seller sources goods covered by this order outside the United States Customs Territory, ISG shall have the option of being the Importer of Record. In such case, the Seller shall furnish ISG with a commercial invoice containing the following information: (1) port of entry; (2) names of Seller and ISG entity purchasing the merchandise; (3) name of shipper (if different from Seller); (4) country of export; (5) detailed description of merchandise; (6) quantities and weights; (7) actual purchase price, including all elements of the amount paid or payable by ISG; (8) the currency in which the sale was made; (9) all charges, costs and expenses associated with the merchandise, including freight, insurance, commission, containerization and packing, unless the cost of packing, containerization and inland freight are already included in the invoice price; (10) all rebates or discounts; (11) the country of origin (manufacture) of the goods; and (11) all goods or services furnished for the production of the merchandise (e.g., "assists") not included in the invoice price for the first shipment of goods destined for the United States Customs Territory unless ISG directs otherwise in writing. The Seller agrees to comply with all laws and regulations governing the importation of goods into the United States Customs Territory.

18. FORCED, INDENTURED AND/OR CONVICT LABOR Seller represents that the goods and services covered by this purchase order, or components thereof, are not produced, manufactured, mined, or assembled in whole or in part with the use of forced, convict, and/or indentured labor under penal sanction as prohibited by any state law or U.S. statute including any class of labor specified in section 307, Tariff Act of 1930, as implemented in 19 C.F.R. 12.42.

19. GOVERNMENT SUBCONTRACT If a government contract number appears on the face of this order, Seller agrees to comply with all terms and conditions of that government contract which appear on Exhibit A attached hereto and made a part hereof and with any other pertinent laws. Presidential directives and executive orders to the
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CONFIDENTIAL PROPRIETARY                                          EXECUTION COPY


extent that they apply to the subject matter of this order.

20. EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION This order incorporates by reference: (a) all provisions of 41 C.F.R. 60-1.4 and 60-2 as implemented by Federal Acquisition Regulation (FAR) 55.222-26(b)(1)-(11) pertaining to the Equal Opportunity clause; (b) all provisions of 41 C.F.R. 60-250 as implemented by FAR 52.222-35 and -37 pertaining to employment reports and affirmative action for disabled veterans and veterans of the Vietnam Era; and (c) all provisions of 41 C.F.R. 60-741 as implemented by FAR 52.222-36 pertaining to affirmative action for handicapped/disabled workers. Seller agrees to comply with any and all applicable State and Local Government Equal Employment Opportunity and Affirmative Action laws, including any and all applicable statutes, rules, regulations, ordinances and other guidelines.

21. EEO-1 REPRESENTATION Seller represents that it has submitted Standard Form 100 (EEO-1) compliance reports as required by 41 C.F.R. 60-1.7 as implemented by FAR 52.222-22.

22. CERTIFICATION OF NONSEGREGATED FACILITIES Seller certifies that, in compliance with 41 C.F.R. 60-1.8 as implemented by FAR 52.222-21, it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. Seller agrees that breach of this certification is a violation of the Equal Opportunity clause incorporated herein. Seller further agrees that it will either: (a) obtain certifications of non segregated facilities from proposed subcontractors for specific time periods; or (b) obtain certifications of non segregated facilities from proposed subcontractors before the award of any subcontracts subject to the Equal Opportunity clause, will retain such certifications in its files, and forward the Notice set forth in FAR 52.222-21 to proposed subcontractors.

23. OTHER REPRESENTATIONS AND CERTIFICATIONS Seller's acceptance of this order constitutes Seller's representation, certification, and warranty that: (a) any facility used in the performance of this order is not listed on the Environmental Protection Agency List of Violating Facilities, Seller shall comply with all requirements of the Clean Air Act and the Clean Water Act, and Seller shall obtain similar representations and commitments from its suppliers of items to be used in performance of this order; (b) Seller and each of its principals and affiliated entities are not debarred, suspended, or proposed for debarment for purposes of receiving Federal Government contracts; (c) Seller will not obtain any items to be used in performance of this order from any entity known by Seller to be debarred, suspended, or proposed for debarment; (d) Seller has not provided or accepted any "kickback" (as defined in FAR 52.203-7) in connection with this order and has obtained similar commitments from its suppliers; (e) Supplies furnished under this order are in compliance with the requirements of DFARS 252.225-7014 (Preference for Domestic Specialty Metals); DFARS 252.225-7012 (Preference for Certain Domestic Commodities); DFARS 252.225-7022 (Restriction on acquisition of polyacrylonitrile (PAN) based carbon fiber); DFARS 252.225-7023 (Restriction on acquisition of carbonyl iron powders); 52.225-11 (restrictions on certain foreign purchases) and FAR 52.208-1 (Required Sources for Jewel Bearings and Related Items); (f) unless otherwise stated in writing to ISG prior to shipment, no jewel bearings or related items (as defined in the aforementioned clause) are incorporated into any item furnished under this order, and (g) Seller will immediately notify ISG in writing of any event which may potentially impair Seller's compliance with any of the foregoing representations, certifications, and warranties, (h) Supplier Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions (FAR 52.203-11).

24. DISPUTE RESOLUTION Both parties agree that any claims or disputes, except for claims or disputes relating to intellectual property, will be submitted to non-binding mediation prior to initiation of any formal legal process. Costs of mediation will be shared equally.

25. PROCESS CONTROL Seller shall make no changes in material used, construction or fabrication techniques, test methods, changes in Manufacturing location(s), or process changes made after submission of Manufacturing location(s), or process changes made after submission of initial qualification samples without prior written approval of ISG. Any such changes desired by the Seller shall be requested in writing indicating reasons for such changes and

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including effect on cost and performance.

26. ELECTROSTATIC DISCHARGE (ESD) The Seller shall maintain an Electrostatic Discharge (ESD) control program covering as a minimum, internal handling, packaging for shipment and marking of ESD sensitive component containers. All static sensitive devices will be placed in anti-static plastic containers and special conductive packaging to avoid damage in transit. All shipping containers must be marked with a precautionary statement "CONTAINS STATIC SENSITIVE DEVICES." All anti-static plastic containers must be marked as anti-static.

27. YEAR 2000 WARRANTY To the extent this purchase order includes some form of information technology, including anything that processes, provides, and/or receives date data, Seller represents and warrants, in addition to all other representations and warranties, that for ten years from the date of delivery to Motorola, the products supplied will be free from any error(s) or defect(s) relating to date/time data (including leap year calculations), will not generate any invalid and/or incorrect date/time-related results and will not impair the performance, output or accuracy of Motorola's systems or products.

28. GENERAL This purchase order and any documents attached to or referred to on this order constitute the entire agreement between the parties and can only be modified in writing signed by authorized representatives of both parties. No part of this order may be assigned or subcontracted without the prior written approval of ISG. All claims for money due or to become due from ISG shall be subject to deduction or set off by ISG for any counterclaim arising out of this or any other transaction with Seller. ISG's failure to enforce or insist on performance of any of the terms or conditions in this order shall not operate as a waiver of that or and other right. This order shall be governed by the laws of the Commonwealth of Massachusetts.

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